Frank J. Wright
State Bar No. 22028800
E. P.  Keiffer
State Bar No. 11181700
BURKE, WRIGHT & KEIFFER, P.C.
2900 Renaissance Tower
1201 Elm Street
Dallas, TX  75270-2102
Phone:  (214) 742-2900
Fax:      (214) 748-6815

ATTORNEYS FOR DEBTOR

               IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF TEXAS
                                   DALLAS DIVISION

IN RE:

PROFESSIONAL INVESTORS                 CASE NO. 397-34575-SAF-11
INSURANCE GROUP, INC.,

DEBTOR

                                             ORDER

     Came on to be heard this 8th day of December, 1997, Professional Investors Insurance Group,
Inc.'s ("Debtor") Motion for Determination that the Debtor's Disclosure Statement Need Not Be
Modified, that the Information Contained herein is Adequate for the Purposes of Compliance with
11 U.S.C. 1127 (C), for Setting a Date by Which Creditors May Change Their Vote, for Setting a
Date When Newly Listed Creditors May Vote on the Plan and If Desired, Object to the Plan, for Continuing the Confirmation Hearing and for Extension of Exclusive Period Within Which to Confirm a Plan (the "Motion"). The Court, after noting that there was proper notice of the hearing and after considering the arguments of counsel finds that just cause exists to grant the relief requested in the Motion. The Court further finds that the Motion, coupled with the Debtor's previously approved
Disclosure Statement, provides adequate information and that the Motion enables to the
Modifications to meet the requirements of 11 U.S.C. 1127 (c). The Court further finds that certain creditors have accepted the Debtors Amended Plan of Reorganization ("Plan") and have accepted the
Modifications set forth in the Motion. The Court otherwise expresses no opinion on whether the Debtor's Plan, as modified, can or will be confirmed, any such decision will come at the continued confirmation hearing. The Court further finds that good cause exists to extend the exclusivity period for confirming the plan to January 9, 1998 and that the current plan confirmation setting should be continued from December 8, 1997 to January 9, 1998 at 9:15 a.m.
The Court further finds that the
suggested deadlines for voting, electing treatment and objection deadlines as to previously known creditors and as to the newly listed creditors is reasonable. It is therefore
     ORDERED that the Debtor's exclusivity period for confirming a plan is extended from
December 8, 1997 until January 9, 1998.  It is further
     ORDERED that the hearing on the confirmation of Debtor's Plan is continued until January
9, 1998 at 9:15 a.m..  It is further
     ORDERED that all creditors, except the four (4) referenced in paragraph 3 of the Motion, who have not delivered their ballots to Debtor as of Wednesday, November 26, 1997 or who wish to change their acceptance or rejection ballots or elect treatment:
     i. have until December 11, 1997 to tender their ballots and to make their election noted
          on their ballot, where applicable;
     ii. have until December 17, 1997 to supplement any objection that said creditor timely files on or before December 2, 1997, and then only supplementing same as to the
          Modification's effect.  It is further
     ORDERED that the four (4) creditors referenced in paragraph 3 of the Motion have until
December 29, 1997 to file their ballots, elections and objections to the Plan and Modification.
SO ORDERED
     SIGNED this _____ day of December, 1997.


____________________________________
                                   STEVEN A. FELSENTHAL,
                                   UNITED STATES BANKRUPTCY JUDGE

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